Exhibit 5.1

19 October 2004

eLong, Inc. Block B, Xing Ke Plaza 10 Jiuxianqiao Zhonglu Chaoyang District, Beijing 100016 People’s Republic of China

Dear Sirs,

eLong, Inc. (the “Company”)

We have acted as special Cayman legal counsel to the Company in connection with an initial public offering of certain ordinary shares in the Company (the “Shares”) as described in the prospectus contained in the Company’s registration statement on Form F-1 filed with the United States Securities and Exchange Commission (the “Registration Statement” which term does not include any exhibits thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)    the Registration Statement filed by the Company under the United States Securities Act of 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”) on 7 October, 2004; and

(ii)    Amendment No. 1 to the Registration Statement filed with the Commission on 12 October 2004.

We have also reviewed and relied upon (1) the certificate of registration by way of continuation and the amended and restated memorandum and articles of association of the Company, (2) copies of the minutes of meetings of and written resolutions passed by directors and shareholders of the Company (collectively the “Minutes”), (3) a certificate from an officer of the Company certifying that the resolutions contained in the Minutes have not been amended or rescinded and remain in full force and effect, (4) the register of members of the Company, and (5) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (ii) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement and other documents reviewed by us; and (iii) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

On the basis of and subject to the foregoing, we are of the opinion that:

(1)    The Company has been duly continued into the Cayman Islands and is validly existing under the laws of the Cayman Islands.

eLong, Inc.

19 October 2004

(2)    The issue of the Shares as described in the Prospectus has been duly authorised and, when issued, delivered and paid for in the manner described in and pursuant to the terms of the Prospectus and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

CONYERS DILL & PEARMAN, CAYMAN

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